Sound Revolution Inc. (OTC BB: SRVN) announces Strategy for Entry into International Markets with appointment of Jeremy D. Long as Vice President, Niche Marketing

VANCOUVER, BC— September 7, 2006 - Sound Revolution Inc, a digital entertainment distribution, marketing and technology company, has announced the appointment of Jeremy D. Long as Vice President of Niche Marketing for both Sound Revolution Inc. and their wholly-owned subsidiary, Charity Tunes. Jeremy will be responsible for building partnerships with community Web portals to integrate Sound Revolution’s digital media download engine into their sites.

Fifteen-year business development professional, Jeremy D. Long, has an abundance of experience in the entertainment and high-tech industries. His most recent successes include branding, an online Bollywood news and entertainment site, leveraging their user base of Canadian South-Asians for the distribution of South Asian ringtones in Canada, as well as white-labeling over a dozen e-com modules.

“It’s all about monetizing traffic, acquiring content, and building awareness” stated Jeremy, “Community equals traffic. There are a multitude of ethnic Web portals with strong brands and loyal communities out there. A strong marketing push will allow us to convert these portals into partners. Each partner will incrementally increase Sound Revolution’s revenues.”

“Over the next few years, you will see a dramatic gap opening between companies. It will be between those who get it and are fully mobilized in India and China and those that are still pondering” said Jim Hemmerling, President of Boston Consulting Group's Shanghai Practice.

Sound Revolution, through the appointment of Jeremy D. Long, obviously gets it. In making the announcement, Penny Green, Sound Revolution's President and CEO stated, "We are very excited to be working with Jeremy D. Long. He brings a breadth and depth of strong experience and industry relations to our growing entertainment and technology ASP.”

About Sound Revolution and Charity Tunes

Music can change the world. Sound Revolution Inc., an innovative new media corporation that marries business with social meaning, intends to change the world - of online content delivery. Sound Revolution has digital content management technology available for licensing and distribution services. It owns FanProTM, a set of music marketing tools. It also wholly owns Charity Tunes Inc., whose charitytunes.com, a music download website, is unique in its promotional partnerships between musical artists and charities. For more info, go to www.soundrevolution.net, www.charitytunes.com, or www.corporate.charitytunes.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Sound Revolution’s filings with the Securities and Exchange Commission, including, without limitation, Sound Revolution’s recent Form 10-QSB and Form 10-KSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

Sound Revolution Inc.
Penny Green, President
(604) 780 3914
info@soundrevoluion.net
www.soundrevolution.net